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                                                                      EXHIBIT 99

Melita International Names Former D&B Software Executive Jim Schaper As President And Chief Operating Officer

NORCROSS, Ga.--(BUSINESS WIRE)--Sept. 23, 1998--Melita(R) International (Nasdaq:
MELI), provider of integrated customer interaction and intelligent call management solutions for call centers, announces it has appointed Carl James
(Jim) Schaper, 46, to the position of president and chief operating officer.

"Jim is an experienced, results-driven software executive," says Aleksander Szlam, chairman and CEO of Melita International. "His enterprise software background, combined with his domestic and international general management experience, make him an excellent match for Melita."

Schaper worked at Dun & Bradstreet Software from 1994-96, where he rose to president and CEO from executive vice president and COO at the $358 million, 2,200 employee software company. Under Schaper's management, customer retention rates greatly improved and enterprise client server software sales grew from approximately $25 million in 1994 to $95 million in 1995. In November 1996 Dun & Bradstreet Software was sold to Geac Computer Corporation Limited (TSE: GAC).

Prior to joining D&B Software, Schaper was senior vice president, worldwide sales and marketing, with Banyan Systems. He has also held executive and sales positions with Memorex Telex, Inc. and Wahl and Wahl, Inc., a distributor of Lanier products.

In 1997 Schaper joined Medaphis Corporation as executive vice president working as part of a new turnaround team and was later promoted to COO. He strengthened the management team, grew software revenues and margins and focused the systems integration division on the customer interaction consulting and implementation market. Most recently, on an interim basis, Schaper was CEO of Authorgenics, an artificial intelligence development technology start-up.

Schaper grew up in Atlanta and attended the University of South Carolina where he earned a degree in advertising and public relations. Commenting on his appointment, Schaper said, "Alek Szlam's technology and market vision, teamed with my ability to drive growth and successfully manage operations, will further strengthen Melita's position in the global marketplace."

About Melita.

Melita International is a leading total-solution provider of integrated customer interaction and intelligent call management systems that enable businesses to automate their call center activities, enhance telephony-based customer commerce and provide a superior level of Customer Care(R). The company's products include PhoneFrame(R) Explorer, MAGELLAN(tm), Melita OpenClient Access (desktop software development and integration environment) and the MPACT(tm) CTI platform. Melita's 2000NOW program ensures Year 2000 compliance of products now shipping and provides a Year 2000 migration path for legacy systems. Additional services are provided through the COMPASS(tm) service offering, including consultation, analysis and professional services, enhancing the productivity of call centers.

Melita International's worldwide customers include leading organizations in the financial services, retail, media, communications and service bureau industries. The company, which conducts business in more than 30 countries and has offices throughout the world, began operations in 1983. BusinessWeek ranked Melita in its prestigious annual "Hot Growth Companies" listing in 1998. Melita International's web address is http://www.melita.com. Melita's shares are traded on the NASDAQ Stock Exchange under the symbol "MELI".